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Exhibit 10.27

PURCHASE AGREEMENT

October 25, 2002

To Stephen A. Wynn:

        Wynn Las Vegas, LLC, a Nevada limited liability company ("WLV"), and Wynn Las Vegas Capital Corp., a Nevada corporation (together with WLV, the "Issuers"), propose to issue and sell to you (the "Purchaser") 12% Second Mortgage Notes due 2010 (the "Notes") in the aggregate principal amount at maturity of two million six hundred ninety four thousand dollars ($2,694,000). Terms not otherwise defined herein shall have the same meanings set forth in the Underwriting Agreement, dated as of October 25, 2002, by and among the Issuers and Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Dresdner Kleinwort Wasserstein - Grantchester, Inc., as Representatives of the Several Underwriters listed on Schedule 1 thereto (the "Underwriters"), as such Underwriting Agreement may be amended from time to time (the "Underwriting Agreement"). The Notes to be purchased by the Purchaser hereunder will be purchased pursuant to an offering by the Issuers under a registration statement.

        1.    Purchase, Sale and Delivery of the Notes.    On the basis of the representations, warranties, covenants and agreements herein contained, and subject to the terms and conditions herein set forth, the Issuers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Issuers, Notes in the aggregate principal amount at maturity of two million six hundred ninety four thousand dollars ($2,694,000) (the "Purchased Notes") for the aggregate purchase price of two million five hundred thousand dollars ($2,500,000).

        Delivery of the payment of the purchase price for the Purchased Notes shall be made at the place determined in accordance with Section 2 of the Underwriting Agreement. Such delivery and payment shall be made at the Closing Date as set forth in such Section 2. Delivery of the Purchased Notes shall be made to the Purchaser against payment by the Purchaser of the purchase price for the Purchased Notes to the order of WLV by certified or official bank check payable in New York Clearing House funds or by wire transfer of immediately available funds to an account designated by WLV.

        2.    Conditions to the Purchaser's Obligations.    The obligations of the Purchaser to purchase and pay for the Purchased Notes shall be subject only to the condition that the Closing under the Underwriting Agreement shall have occurred concurrently with the closing under this Agreement.

        3.    Effective Date of Agreement; Termination.    This Agreement shall become effective upon the effectiveness of the Underwriting Agreement, and shall terminate solely upon the termination of the Underwriting Agreement.

        4.    Amendment.    This Agreement may be amended only with the written consent of each of the Issuers, the Purchaser and each of the Underwriters.

        5.    Parties.    Except as set forth in this Section, this Agreement shall inure solely to the benefit of, and shall be binding upon, the Issuers and the Purchaser and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision therein contained. Notwithstanding anything to the contrary in the foregoing, it is expressly agreed that the Underwriters are intended to be third party beneficiaries of this Agreement and the Underwriters shall be entitled to bring an action for damages or for specific enforcement of this Agreement in the event of any breach of this Agreement by either the Issuers or the Purchaser.

        6.    Construction.    This Agreement shall be construed in accordance with the internal laws of the State of Nevada.

        7.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

        If the foregoing correctly sets forth the understanding between you and the Issuers, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,
WYNN LAS VEGAS, LLC, a Nevada limited liability company
	By:	Wynn Resorts Holdings, LLC, a Nevada limited liability company, its sole member
		By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
			By:	Wynn Resorts, Limited, a Nevada corporation, its sole member
				By:	/s/ RONALD KRAMER Name: Title:
WYNN LAS VEGAS CAPITAL CORP., a Nevada corporation
	By:	/s/ RONALD KRAMER Name: Title:

Accepted as of the date first above written:

/s/ STEPHEN A. WYNN STEPHEN A. WYNN

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PURCHASE AGREEMENT